Exhibit 12.1
9/8/2010

THE SOUTHERN COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2009
and the year to date June 30, 2010

												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2005		2006		2007		2008		2009		2010
	--------------------------------------------------Thousands of Dollars---------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes		$2,215,603		$2,389,290		$2,616,759		$2,721,867		$2,603,838		$1,520,275
Interest expense, net of amounts capitalized		746,819		865,874		885,794		866,202		904,697		441,151
AFUDC - Debt funds		20,500		20,453		47,519		64,063		82,579		35,717
Less: Dividends on preferred and preference stock of subsidiaries		(30,176)		(34,606)		(47,764)		(64,780)		(64,780)		(32,390)
Earnings as defined		$2,952,746		$3,241,011		$3,502,308		$3,587,352		$3,526,334		$1,964,753

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$558,974		$626,753		$739,285		$810,232		$874,382		$439,161
Interest on affiliated loans		127,721		122,088		66,372		23,454		22,405		9,552
Interest on interim obligations		25,358		76,745		75,249		30,285		3,917		818
Amort of debt disc, premium and expense, net		36,698		57,878		45,675		39,579		40,106		20,618
Other interest charges		18,568		2,863		6,732		26,715		46,466		6,719
Fixed charges as defined		767,319		886,327		933,313		930,265		987,276		476,868
Tax deductible preferred dividends		1,554		1,293		1,281		1,281		1,281		641
		768,873		887,620		934,594		931,546		988,557		477,509
Non-tax deductible preferred and preference dividends		28,622		33,313		46,483		63,499		63,499		31,749
Ratio of net income before taxes to net income	x	1.367	x	1.485	x	1.469	x	1.507	x	1.525	x	1.466
Preferred and preference dividend requirements before income taxes		39,126		49,470		68,284		95,693		96,836		46,544
Fixed charges plus preferred and preference dividend requirements		$807,999		$937,090		$1,002,878		$1,027,239		$1,085,393		$524,053

RATIO OF EARNINGS TO FIXED CHARGES		3.65		3.46		3.49		3.49		3.25		3.75